EXHIBIT 99.1
PRESS RELEASE
Harris Corporation Third Quarter Net Income Increases 30%;
Revenue Increases 14%
Orders Increase 24%; Company Raises Earnings Guidance for Fiscal 2006 and 2007
MELBOURNE, Florida, May 1, 2006 — Harris Corporation (NYSE:HRS) today announced significant increases in revenue, orders, and net income for the third quarter of fiscal year 2006. Revenue in the third quarter was $881 million, an increase of 14 percent compared to the prior-year third quarter. GAAP net income was $72.5 million, or $.52 per diluted share. Non-GAAP net income was $81.1 million, or $.58 per diluted share, an increase of 45 percent compared to the prior year.
Non-GAAP results in the third quarter excluded $3.2 million, or $.02 per share, associated with previously announced actions and acquisition expenses; and $5.4 million or $.04 per share, arising from an unfavorable arbitration decision that was received by Harris on April 24, 2006, following the end of the quarter. The claim brought by Bourdex Telecommunications in Nigeria related to an analog base station product that was discontinued in 2001. Harris has vigorously defended against this claim and still believes it has no merit. The legal proceeding has been disclosed in company filings since November 2002.
The company increased non-GAAP earnings guidance for its fiscal year ending June 30, 2006, from a previous range of $2.05 to $2.15 per share to a new range of $2.13 to $2.18 per share. On a GAAP basis, including estimated full-year charges of $.53 per share associated with the above charges, earnings guidance is a range of $1.60 to $1.65 per share. Details related to these charges are provided in the attached Reconciliation of Non-GAAP Financial Measures Tables 5, 6, 7 and accompanying notes.
The company also increased earnings guidance for its new fiscal year beginning July 1, 2006, from a previous range of $2.45 to $2.55 per share provided on March 13, 2006, to a new range of $2.50 to $2.60 per diluted share. Revised fiscal 2007 earnings guidance represents a year-over-year increase of about 20 percent compared to non-GAAP earnings guidance for fiscal 2006.

“Harris employees worldwide delivered another quarter of excellent results in our businesses,” said Howard L. Lance, chairman, president and chief executive officer. “New orders were extremely strong in the quarter, setting the stage for continued revenue growth as we go forward. Demand is continuing to increase for our Falcon® II and Falcon III radios in our RF Communications segment. In our Government Communications Systems segment, recent program wins including the $600 million Field Data Collection Automation program with the U.S. Census Bureau, have positioned the business for renewed growth. Orders were up significantly once again in our Microwave Communications segment, thanks to strong market conditions and our new TRuepoint™ radio product line. And, the Broadcast segment also reported higher orders as a result of demand for HD Radio™ transmission systems, broadcast software solutions, and new Leitch digital video products.”
Government Communications Systems
Revenue in the Government Communications Systems segment was $456.8 million in the third quarter, compared to $464.0 million in the year-ago quarter. The year-ago quarter benefited from $17.0 million in revenue from the Iraqi Media Network program, which was completed in the fourth quarter of fiscal year 2005. Sequentially, revenue increased 3 percent. Operating income was $55.0 million, compared to $52.3 million in the prior-year quarter, demonstrating excellent program execution and a continued high mix of fixed-price production programs.
Among the programs that contributed to higher sequential revenue were the $2.2 billion FAA Telecommunications Infrastructure program, including the Mission Support network and other services; the 10-year Patriot program providing technical services for the National Reconnaissance Office; several classified programs, including the $77 million RADIC program to provide knowledge-management software systems for the National Security Agency; the F/A-18E/F Super Hornet program; the Large Aperture Multiband Deployable Antenna (LAMDA) satellite ground terminals for the U.S. Air Force and Marine Corps; terminals for the Multi-function Information Distribution System (MIDS); and commercial satellite antenna programs for Boeing and Space Systems/Loral.
New program wins during the quarter included a five-year, $600 million contract with the U.S. Census Bureau for its Field Data Collection Automation program. Harris will integrate multiple automated systems required to obtain data from field census-takers during the 2010 Census. The automated systems will capture information collected during field interviews, reducing the need for paper-based processing. Harris technology will support approximately 500,000 field census takers and 500 Census Bureau field offices.
Additional contract wins in the quarter included a five-year, $41 million Indefinite Delivery Indefinite Quantity (IDIQ) contract with the National Security Agency for new SecNet 54™ Secure Wireless Local Area Network products; three classified programs with a combined value of $56 million over the next five years; the four-year, $22 million Joint Environmental Toolkit (JET) services program for the U.S. Air Force that will support weather forecasting on the battlefield; a one-year, $10 million design contract on the U.S. Army WIN-T program for the low-rate initial production phase; a $40 million contract extension from the U.S. Census Bureau for the $210 million MAF/TIGER database modernization program; and a three-year, $27 million program to develop and integrate a communications system that will link the U.S. Navy’s Advanced Deployable System undersea surveillance sensors with host Littoral Combat Ships.
RF Communications
Revenue in the RF Communications segment was $214.2 million in the third quarter, a 49 percent increase compared to the year-ago quarter. Orders in the third quarter were once again significantly greater than sales. Operating income rose 52 percent in the quarter to $75.6 million. Strong demand continued in both U.S. and international markets, driven by force modernization and force restructuring initiatives moving communications closer to individual soldiers, and by the worldwide need for interoperable communications.
During the quarter, Harris received orders from the U.S. Marine Corps totaling $150 million for Falcon II AN/PRC-150 (C) high-frequency (HF) radios and AN/PRC-117F(C) multiband, multi-mission radios. The new radios will be used to upgrade and replace active duty and reserve legacy tactical radios and for other programs including target location and designation, the Expeditionary Fighting Vehicle, and the Light Armored Vehicle-Command and Control.
Also during the quarter, Harris received orders from the U.S. Army totaling $76 million for Falcon II radio systems. The long-haul capabilities of these radios allow soldiers to transmit voice, data, images, and situational awareness information using the highest-grade encryption available.

Harris received $9 million in orders for its Falcon II AN/PRC-117F multiband, multi-mission radio from NATO headquarters in Belgium as well as significant international orders from the governments of Iraq, Romania, Hungary, Canada, Angola, Indonesia, and the UK.
During the quarter, Harris made first deliveries of its new Falcon III AN/VRC-110 vehicular radio systems under a previously announced $38 million order from the U.S. Army. This next-generation radio system includes dual AN/PRC-152 multiband, multi-mission radios that are easily detached for use as handheld radios by dismounted soldiers. The AN/VRC-110 provides interoperability with legacy, single-band VHF SINCGARS systems, and also offers multiband capability, portability, and compatibility with the new U.S. Joint Tactical Radio System (JTRS) currently under development.
Microwave Communications
Revenue in the Microwave Communications segment was $73.7 million in the third quarter, compared to $74.3 million in the prior-year quarter. Non-GAAP operating income in the third quarter of fiscal year 2006 was $1.3 million, excluding charges. Orders were $106 million during the quarter, up significantly compared to the prior-year quarter. Year-to-date orders are 27 percent higher than the prior year.
“Strong orders growth from both North American and international customers continued to build our backlog. Fourth quarter fiscal 2006 revenue and operating income are now expected to be significantly higher than both the third quarter and the prior-year fourth quarter as this backlog is delivered to our customers,” Mr. Lance said.
In North America, microwave demand continues to be driven by capacity expansion and upgrades to provide high-reliability, high-bandwidth networks that are more secure and better protected against natural and man-made disasters. During the quarter, Harris received a $14 million order from the Commonwealth of Kentucky as part of a state-wide, three-year, potential $42 million program to transition the Kentucky Early Warning System from analog to digital technology utilizing TRuepoint radios and provide first responders with critical voice and video services. Harris also received a $3 million order from the State of Montana, a new customer, for a secure system using TRuepoint™

radios to provide interoperability among law enforcement, tribal agencies, U.S. border security and the Army National Guard.
In the international market, order rates were strongest in the Europe, Middle East and Africa region. Harris received $28 million in orders from Vmobile Nigeria as part of a contract to provide radios for its transmission and transport network spanning more than 5,000 km. Harris also received a $4 million order from MTN Zambia as part of a contract to design, build and install new infrastructure for its national GSM network. Other significant orders in the region came from customers in Portugal, Kenya, and the Ivory Coast. Orders from Latin America were received from customers in Argentina, Mexico and Brazil.
Demand for the company’s new TRuepoint™ microwave radio continues to expand. During the quarter, Harris announced additional features that enable wireless operators to remotely select security protocols and to remotely scale radio capacity on-demand for more cost effective operations.
Broadcast Communications
Revenue in the Broadcast Communications segment was $143.1 million in the third quarter, compared to $103.2 million in the prior-year quarter. Revenue benefited from the October 2005 acquisition of Leitch Technology. Non-GAAP operating income in the third quarter of fiscal 2006 was $17.8 million, excluding charges. GAAP operating income was $13.8 million, compared to the prior-year quarter of $6.9 million. Operating margin reached 12.4 percent, excluding charges, compared to 6.7 percent in the prior year. Improved margin performance reflects the positive impact of cost reductions and a favorable mix of higher-margin digital products, including Leitch video distribution and server systems.
Sequentially, orders increased significantly in the quarter, driven by demand for radio equipment and software solutions, as well as for new Leitch products. Significant orders included HD Radio transmission products for Clear Channel Communications and CBS Radio and international analog transmission equipment for Iberica De Componentes in Spain and Radio Globo in Brazil. Following the close of the quarter, the company signed a multi-year agreement with Cumulus Broadcasting to provide HD Radio transmission systems to over 250 Cumulus FM and AM stations. Orders for software solutions came from

Tribune Broadcasting, Turner Broadcasting, and BSkyB. Networking orders were received from TV Azteca in Mexico, Norkring in Norway, and Sprint.
The Leitch Technology acquisition delivered significant increases in revenue, orders and income in the third quarter, compared to its prior year. Leitch organic growth exceeded 15 percent. “Leitch continues to introduce new products to capitalize on the transition to digital technology in the professional television market,” Mr. Lance said. “We believe we are gaining share with our expanding product portfolio, including the Platinum™ large router for mixed video and audio signal routing, the ICONMaster™ digital master control system, and the Nexio™ line-up of video servers.”
At the recently concluded National Association of Broadcasters (NAB) trade exhibition, the company highlighted a number of exciting new products to the market that are expected to increase sales and broaden future market opportunities. Among these were the Harris H-Class™ Total Content Delivery platform; the Flexstar™ exciter for HD Radio systems; transmission systems for Mobile TV, IPTV, and on-demand video; and Leitch studio products that support standard definition and high-definition broadcasting.
On April 28, Harris completed the acquisition of Optimal Solutions, Inc. (OSi), a privately held provider of air-time sales, traffic and billing software systems to over 350 call-letter broadcast stations in North America. OSi expands Harris capabilities in software solutions for broadcasters and complements its H-Class™ software platform.
Outlook
“Strong order rates in the third quarter have raised our expectations for the remainder of fiscal 2006 and for higher revenue and income in fiscal 2007,” Mr. Lance said. “We expect the momentum in RF Communications to remain very strong. And the new contract award with the Census Bureau, as well as our other program wins, supports our view that the Government Communications Systems segment will return to growth. We expect strong orders growth in our two commercial businesses also to continue as the transition to digital communications technologies drives demand for reliable, secure and expandable networks for public and private voice and data networks and for products that support emerging services such as HDTV, HD radio, 3G wireless, and Mobile TV.”
Harris will host a conference call today at 5:00 p.m., Eastern Time, to discuss the above items. Interested individuals are invited to listen to the call by using a dial-in number:

(719) 457-2641, access code: 5050413. The conference call also will be broadcast live via the Internet at http://www.harris.com. A replay of the teleconference will be available beginning at 8:00 p.m., Eastern Time, and will run until midnight, Eastern Time, on Monday, May 8. To access the replay, please call (719) 457-0820, access code: 5050413. A recording of the call will also be available on Harris’ website beginning at 7:00 p.m., Eastern Time on May 1.
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. With its headquarters in Melbourne, Florida, the company has more than 13,000 employees — including 5,500 engineers and scientists — dedicated to the development of best-in-class assured communications™ products, systems, and services. The company’s operating divisions serve markets for government communications systems, RF tactical radio communications, broadcast communications, and microwave communications. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including earnings per share for the third quarter and fiscal 2006 earnings-per-share guidance excluding the impact of charges associated with product discontinuations in the Microwave segment, cost-reduction actions in the Broadcast Communications segment, acquisition-related costs associated with the acquisition of Leitch Technology and the charge related to our arbitration with Bourdex. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to better understand the company’s performance. In addition, the company may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Forward-Looking Statement
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings guidance for fiscal 2006 and fiscal 2007, the potential value of contract awards and potential contract awards, and statements regarding outlook, including expected revenue growth. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: our participation in markets that are often subject to uncertain economic conditions which makes it difficult to estimate growth in our markets and, as a result, future income and expenditures; our dependence on the U.S. government for a significant portion of our revenues, and the loss of this relationship or a shift in U.S. government funding could have adverse consequences on our future business; potential changes in U.S. government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. government contracts; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer credit risk; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; risks inherent in developing new technologies; the potential impact of hurricanes on our operations in Florida and the potential impact of earthquakes on our operations in California; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Attachments: Financial Statements (seven tables).
HD Radio™ is a trademark of iBiquity Digital Corporation.
# # #
Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY’06 Third Quarter Summary
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Three Quarters Ended
	March 31,	April 1,	March 31,	April 1,
	2006	2005	2006	2005
	(In millions, except per share amounts)

Revenue from product sales and services	$881.1	$772.1	$2,482.4	$2,178.7

Cost of product sales and services	(584.2)	(547.4)	(1,721.3)	(1,591.7)
Engineering, selling and administrative expenses	(177.8)	(136.0)	(490.3)	(361.2)
Non-operating income (loss)	—	(1.0)	(0.8)	(6.2)
Interest income	2.3	1.6	8.5	5.5
Interest expense	(10.1)	(6.1)	(26.6)	(18.1)

Income before income taxes	111.3	83.2	251.9	207.0
Income taxes	(38.8)	(27.4)	(99.1)	(66.0)

Net income	$72.5	$55.8	$152.8	$141.0

Net income per common share

Basic	$.54	$.42	$1.15	$1.06

Diluted	$.52	$.40	$1.10	$1.02

Cash dividends paid per common share	$.08	$.06	$.24	$.18

Basic weighted average shares outstanding	133.2	132.8	132.8	132.7
Diluted weighted average shares outstanding	142.0	141.4	141.6	141.3

Table 2
HARRIS CORPORATION
FY’06 Third Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Three Quarters Ended
	March 31,	April 1,	March 31,	April 1,
	2006	2005	2006	2005
	(In millions)
Revenue
Government Communications Systems	$456.8	$464.0	$1,332.8	$1,343.5
RF Communications	214.2	143.7	565.9	373.3
Microwave Communications	73.7	74.3	238.2	229.2
Broadcast Communications	143.1	103.2	366.2	269.5
Corporate eliminations	(6.7)	(13.1)	(20.7)	(36.8)

	$881.1	$772.1	$2,482.4	$2,178.7

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$55.0	$52.3	$162.3	$150.5
RF Communications	75.6	49.6	195.2	113.5
Microwave Communications	1.0	1.1	(25.5)	4.6
Broadcast Communications	13.8	6.9	5.0	10.2
Headquarters expense	(23.8)	(15.4)	(55.0)	(42.8)
Corporate eliminations	(2.5)	(5.8)	(11.2)	(10.2)
Non-operating income (loss)	—	(1.0)	(0.8)	(6.2)
Net interest	(7.8)	(4.5)	(18.1)	(12.6)

	$111.3	$83.2	$251.9	$207.0

Table 3
HARRIS CORPORATION
FY’06 Third Quarter Summary
CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Quarters Ended
	March 31,	April 1,
	2006	2005
	(In millions)
Operating Activities
Net income	$152.8	$141.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	69.6	60.1
Non-current deferred income tax	(3.5)	4.8
Loss (gain) on the sale of securities available-for-sale	—	3.7
(Increase) decrease in:
Accounts and notes receivable	(20.5)	16.4
Inventories	(83.1)	(32.9)
Increase (decrease) in:
Accounts payable and accrued expenses	7.4	(47.1)
Advance payments and unearned income	21.1	(2.4)
Income taxes	46.5	0.2
Other	24.7	34.8

Net cash provided by operating activities	215.0	178.6

Investing Activities
Cash paid for acquired businesses	(443.5)	(427.3)
Additions of plant and equipment	(64.4)	(51.9)
Additions of capitalized software	(27.9)	(14.4)
Proceeds from the sale of securities available-for-sale	—	13.5

Net cash used in investing activities	(535.8)	(480.1)

Financing Activities
Proceeds from borrowings	331.6	117.3
Payment of borrowings	(33.0)	(127.5)
Proceeds from exercise of employee stock options	28.7	18.3
Repurchase of common stock	(16.2)	(36.2)
Cash dividends	(32.0)	(24.0)

Net cash provided by (used in) financing activities	279.1	(52.1)

Effect of exchange rate changes on cash and cash equivalents	(0.4)	1.7

Net (decrease) in cash and cash equivalents	(42.1)	(351.9)

Cash and cash equivalents, beginning of year	377.6	627.5

Cash and cash equivalents, end of period	$335.5	$275.6

Table 4
HARRIS CORPORATION
FY’06 Third Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	March 31,	July 1,
	2006	2005
	(In millions)
Assets

Cash and cash equivalents	$335.5	$377.6
Receivables	538.7	494.0
Inventories	468.2	347.8
Current deferred income taxes	106.5	96.0
Plant and equipment	343.8	307.8
Goodwill	907.3	569.9
Identifiable intangible assets	173.8	99.1
Non-current notes receivable	8.7	13.6
Other assets	163.9	151.6

	$3,046.4	$2,457.4

Liabilities and Shareholders’ Equity

Short-term debt	$9.8	$4.2
Accounts payable and accrued expenses	502.9	441.9
Advance payments and unearned income	160.1	139.0
Income taxes payable	44.6	5.1
Non-current deferred income taxes	36.9	26.7
Long-term debt	699.6	401.4
Shareholders’ equity	1,592.5	1,439.1

	$3,046.4	$2,457.4

HARRIS CORPORATION
FY’06 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segments’ operating income (loss), headquarters expense, net income, and net income per diluted share adjusted to exclude certain costs, expenses, and losses. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures as a guide in its budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’06 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
	March 31, 2006			April 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$881.1	$—	$881.1	$772.1	$—	$772.1

Cost of product sales and services (A)	(584.2)	2.5	(581.7)	(547.4)	—	(547.4)
Engineering, selling and administrative expenses (B)	(177.8)	7.2	(170.6)	(136.0)	—	(136.0)
Non-operating income (loss)	—	—	—	(1.0)	—	(1.0)
Interest income	2.3	—	2.3	1.6	—	1.6
Interest expense	(10.1)	—	(10.1)	(6.1)	—	(6.1)

Income before income taxes	111.3	9.7	121.0	83.2	—	83.2
Income taxes	(38.8)	(1.1)	(39.9)	(27.4)	—	(27.4)

Net Income	$72.5	$8.6	$81.1	$55.8	$—	$55.8

Net Income per diluted common share	$.52	$.06	$.58	$.40	$—	$.40

	Three Quarters Ended			Three Quarters Ended
	March 31, 2006			April 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$2,482.4	$—	$2,482.4	$2,178.7	$—	$2,178.7

Cost of product sales and services (A)	(1,721.3)	48.8	(1,672.5)	(1,591.7)	4.8	(1,586.9)
Engineering, selling and administrative expenses (B)	(490.3)	26.1	(464.2)	(361.2)	3.8	(357.4)
Non-operating income (loss)	(0.8)	—	(0.8)	(6.2)	—	(6.2)
Interest income	8.5	—	8.5	5.5	—	5.5
Interest expense	(26.6)	—	(26.6)	(18.1)	—	(18.1)

Income before income taxes	251.9	74.9	326.8	207.0	8.6	215.6
Income taxes	(99.1)	(8.7)	(107.8)	(66.0)	(1.6)	(67.6)

Net Income	$152.8	$66.2	$219.0	$141.0	$7.0	$148.0

Net Income per diluted common share	$1.10	$.47	$1.57	$1.02	$.05	$1.07

Table 6
HARRIS CORPORATION
FY’06 Third Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
	March 31, 2006			April 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$456.8	$—	$456.8	$464.0	$—	$464.0
RF Communications	214.2	—	214.2	143.7	—	143.7
Microwave Communications	73.7	—	73.7	74.3	—	74.3
Broadcast Communications	143.1	—	143.1	103.2	—	103.2
Corporate eliminations	(6.7)	—	(6.7)	(13.1)	—	(13.1)

	$881.1	$—	$881.1	$772.1	$—	$772.1

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$55.0	$—	$55.0	$52.3	$—	$52.3
RF Communications	75.6	—	75.6	49.6	—	49.6
Microwave Communications (C)	1.0	0.3	1.3	1.1	—	1.1
Broadcast Communications (D)	13.8	4.0	17.8	6.9	—	6.9
Headquarters expense (E)	(23.8)	5.4	(18.4)	(15.4)	—	(15.4)
Corporate eliminations	(2.5)	—	(2.5)	(5.8)	—	(5.8)
Non-operating income (loss)	—	—	—	(1.0)	—	(1.0)
Net interest	(7.8)	—	(7.8)	(4.5)	—	(4.5)

	$111.3	$9.7	$121.0	$83.2	$—	$83.2

	Three Quarters Ended			Three Quarters Ended
	March 31, 2006			April 1, 2005
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
Government Communications Systems	$1,332.8	$—	$1,332.8	$1,343.5	$—	$1,343.5
RF Communications	565.9	—	565.9	373.3	—	373.3
Microwave Communications	238.2	—	238.2	229.2	—	229.2
Broadcast Communications	366.2	—	366.2	269.5	—	269.5
Corporate eliminations	(20.7)	—	(20.7)	(36.8)	—	(36.8)

	$2,482.4	$—	$2,482.4	$2,178.7	$—	$2,178.7

Income Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$162.3	$—	$162.3	$150.5	$—	$150.5
RF Communications	195.2	—	195.2	113.5	—	113.5
Microwave Communications (C)	(25.5)	35.8	10.3	4.6	—	4.6
Broadcast Communications (D)	5.0	33.7	38.7	10.2	8.6	18.8
Headquarters expense (E)	(55.0)	5.4	(49.6)	(42.8)	—	(42.8)
Corporate eliminations	(11.2)	—	(11.2)	(10.2)	—	(10.2)
Non-operating income (loss)	(0.8)	—	(0.8)	(6.2)	—	(6.2)
Net interest	(18.1)	—	(18.1)	(12.6)	—	(12.6)

	$251.9	$74.9	$326.8	$207.0	$8.6	$215.6

Table 7
HARRIS CORPORATION
FY’06 SUMMARY OF NON-GAAP CHARGES

	Quarter Ended			Quarter Ended
	September 30, 2005			December 31, 2005
	Pre-Tax	After-Tax	EPS	Pre-Tax	After-Tax	EPS
	(In millions, except per share amounts)

MCD Product Discontinuances (C)	$—	$—	$—	$35.5	$32.4	$0.23
BCD Cost Reduction and Acquisition Costs(D)	18.0	15.1	0.11	11.7	10.1	0.07

	$18.0	$15.1	$0.11	$47.2	$42.5	$0.30

	Quarter Ended			Fiscal Year (Forecasted)
	March 31, 2006			2006
	Pre-Tax	After-Tax	EPS	Pre-Tax	After-Tax	EPS
	(In millions, except per share amounts)

MCD Product Discontinuances (C)	$0.3	$0.3	$—	$40.5	$37.4	$0.26
BCD Cost Reduction and Acquisition Costs(D)	4.0	2.9	0.02	38.5	32.6	0.23
Arbitration Charge (E)	5.4	5.4	0.04	5.4	5.4	0.04

	$9.7	$8.6	$0.06	$84.4	$75.4	$0.53

HARRIS CORPORATION
FY’06 Third Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP MEASUREMENTS
Notes to tables 5, 6, and 7:
Note A — Adjustments to cost of product sales and services for the quarter ended March 31, 2006 are due to costs related to a step up in inventory associated with our acquisition of Leitch Technology Corporation (“Leitch”). Adjustments to cost of product sales and services for the three quarters ended March 31, 2006 include inventory write-downs associated product discontinuances in our Microwave Communications segment ($35.0 million), inventory write-downs associated with previously announced cost reduction actions including the transfer of European manufacturing to the United States and outsourcing of other manufacturing activity in our Broadcast Communications segment ($11.3 million) and costs related to a step up in inventory associated with our acquisition of Leitch ($2.5 million). Adjustments to cost of product sales and services for the three quarters ended April 1, 2005, relate to impairment losses on capitalized software development costs ($4.8 million) associated with our acquisition of Encoda Systems, Inc. (“Encoda”).
Note B — Adjustments to engineering, selling and administrative expenses for the quarter ended March 31, 2006 include charges related to a decision received on our arbitration with Bourdex Telecommunications Limited (“Bourdex”) ($5.4 million), integration costs associated with our acquisition of Leitch ($0.7 million), severance and other expenses associated with cost reduction actions in our Broadcast Communications segment ($0.8 million) and severance costs associated with product discontinuances in our Microwave Communications segment ($0.3 million). Adjustments to engineering, selling and administrative expenses for the three quarters ended March 31, 2006 include the charge related to our arbitration with Bourdex ($5.4 million), the write-off of in-process research and development ($3.6 million) and other expenses ($3.6 million) associated with our acquisition of Leitch, severance costs associated with product discontinuances in our Microwave Communication segment ($0.8 million) and severance and other costs associated with cost reduction actions in our Broadcast Communications segment ($12.7 million). Adjustments to engineering, selling and administrative expenses for the three quarters ended April 1, 2005, relate to the write-off of in-process research and development ($3.8 million).
Note C —Adjustments to our Microwave Communications segment operating income for the quarter ended March 31, 2006 relate to severance costs associated with product discontinuances in our Microwave Communications segment. Adjustments to our Microwave Communications segment operating loss for the three quarters ended March 31, 2006 relate to inventory write-downs and severance costs associated with product discontinuances in our Microwave Communications segment. We expect to have an additional $5 million of costs related to these product discontinuances in the fourth quarter of fiscal 2006 primarily due to the shut-down of our manufacturing activities in Montreal, Canada.
Note D — Adjustments to our Broadcast Communications segment operating income for the quarter ended March 31, 2006 include costs related to a step up in inventory and integration costs associated with our acquisition of Leitch ($3.2 million) and severance and other expenses associated with cost reduction actions in our Broadcast Communications segment ($0.8 million). Adjustments to Broadcast Communications segment operating income for the three quarters ended March 31, 2006 include inventory write-downs, severance and other costs associated with cost reduction actions ($24.0 million) and charges associated with our acquisition of Leitch ($9.7 million) including the write-off of in-process research and development, costs related to the step up of inventory, integration activities and other items. The adjustments to Broadcast Communications segment operating income for three quarters ended April 1, 2005, relate to the write-off of in-process research and development ($3.8 million), and impairment losses on capitalized software development costs ($4.8 million) associated with our acquisition of Encoda. We expect to have an additional $5 million of costs related to the cost-reduction actions and acquisitions in the fourth quarter of fiscal 2006.
Note E — Adjustments to headquarters expense for the quarter and three quarters ended March 31, 2006 include a charge related to a decision we received after the end of the quarter in our arbitration with Bourdex.